EXHIBIT 99.1

Atrion Reports Third Quarter Results

ALLEN, Texas, Nov. 09, 2018 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced that for the third quarter ended September 30, 2018 revenues totaled $39.3 million, up from $37.9 million for the same period in 2017. Net income for the third quarter of 2018 totaled $9.2 million compared to $8.0 million for the third quarter of 2017, with diluted earnings per share for the third quarter of 2018 at $4.96 compared to $4.29 for the same period in 2017.

Commenting on the Company’s results for the third quarter of 2018 compared to the same period last year, David A. Battat, President & CEO, said, “Aggregate revenue growth in all product lines excluding Ophthalmology was up 6%. The overall revenue growth of 4% was achieved despite a 23% decline in Ophthalmology as we are winding down certain products with contract and intellectual property expirations. This headwind will continue to impact our comparisons until the end of the first quarter of 2019. Net income and diluted EPS were both up 16% compared to last year’s third quarter.” Mr. Battat concluded, “During the quarter we added $4.3 million to our cash and short and long term investments bringing the total to $87 million as of September 30, 2018. We continue to be debt free.”

Atrion Corporation develops and manufactures products primarily for medical applications.  The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion’s expectations regarding the headwind from Ophthalmology sales until the end of the first quarter of 2019. Words such as “expects,” “believes,” “anticipates,” “intends,” "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements involve risks and uncertainties.  The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements:  changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company’s ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls.  The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues	$39,274	$37,903	$117,522	$112,571
Cost of goods sold	21,275	19,498	61,349	57,841
Gross profit	17,999	18,405	56,173	54,730
Operating expenses	7,242	6,926	22,784	21,749
Operating income	10,757	11,479	33,389	32,981

Interest and dividend income	439	287	1,157	806
Other investment income (loss)	21	--	(1,153)	--
Other income	20	--	20	1
Income before income taxes	11,237	11,766	33,413	33,788
Income tax provision	(2,016)	(3,795)	(6,907)	(5,841)
Net income	$9,221	$7,971	$26,506	$27,947

Income per basic share	$4.98	$4.30	$14.30	$15.16

Weighted average basic shares outstanding	1,853	1,852	1,853	1,844

Income per diluted share	$4.96	$4.29	$14.27	$15.06

Weighted average diluted shares outstanding	1,858	1,857	1,857	1,856

ATRION CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands)

	Sep 30,	Dec. 31,
ASSETS	2018	2017
	(Unaudited)
Current assets:
Cash and cash equivalents	$50,031	$30,136
Short-term investments	15,465	35,468
Total cash and short-term investments	65,496	65,604
Accounts receivable	20,766	17,076
Inventories	32,172	29,354
Prepaid expenses and other	2,599	3,199
Total current assets	121,033	115,233

Long-term investments	21,166	9,136

Property, plant and equipment, net	72,447	66,369
Other assets	13,097	13,042

	$227,743	$203,780

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	11,987	9,622
Line of credit	--	--
Other non-current liabilities	10,599	9,770
Stockholders’ equity	205,157	184,388

	$227,743	$203,780